Exhibit 99.B(h)(13)

AMENDMENT TO

SUB-TRANSFER AGENCY AGREEMENT

AMENDMENT (this “Amendment”) is made as of March 29, 2019 (“Amendment Effective Date”), between Boston Trust & Investment Management Company, The Boston Trust & Walden Funds (formerly known as the Coventry Group) (collectively, the “Clients”) and FIS Investor Services LLC, formerly known as SunGard Investor Services LLC (assignee of Citi Fund Services Ohio, Inc. (“Citi Fund”) (“FIS”), to that certain Sub-Transfer Agency Services Agreement, as amended and restated on February 24, 2010, between Clients and Citi Fund, as amended by Amendments dated July 26, 2010, December 21, 2010, August 1, 2011, June 28, 2012, October 1, 2012 and May 20, 2015, and assigned by Citi Fund to FIS on February 13, 2015 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except that all references in the Agreement to “Citi” shall be read as references to “FIS”.

WHEREAS, FIS and the Clients desire to update Schedule C thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and FIS hereby agree as follows:

1.              Schedule C. As of the Amendment Effective Date, Schedule C of the Agreement is hereby deleted in its entirety and replaced with the contents of the attached, Schedule C.

2.              Representations and Warranties.

(a)         Clients represent that they have full power and authority to enter into and perform this Amendment and that the Board has approved this Amendment.

(b)         FIS represents that it has full power and authority to enter into and perform this Amendment.

3.              Miscellaneous.

(a)         This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by the parties hereto.

(c)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the Amendment Effective Date.

Boston Trust & Investment Management Company

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	Managing Director
Date:	3/29/19

The Boston Trust & Walden Funds

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	President
Date:

FIS Investor Services LLC

By:	/s/ Peggy Poche
Name:	Peggy Poche
Title:	Contract Valuation Manager
Date:	3/29/2019

SCHEDULE C

Fund Name

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Boston Trust Small Cap Fund

Walden Asset Management Fund

Walden Equity Fund

Walden Midcap Fund

Walden SMID Cap Fund

Walden Small Cap Fund

Walden International Equity Fund